EXHIBIT 10.6

INTERIM CFO SERVICES AGREEMENT

This Interim CFO Services Agreement (“Agreement”) entered into and made effective as of June 1, 2014 (the “Effective Date”), between FUSE MEDICAL, INC., a Delaware limited liability company, with offices at 4770 Bryant Irvin Court, Suite 300, Fort Worth, Texas 76107 (the “Company”), and DAVID HEXTER (“Hexter”), as a representative of DAVID A. HEXTER, CPA, P.A. (the “Firm”) with an address of 4650 Siena Circle, Wellington, Florida 33414 (each is a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Company desires to obtain the services of Hexter as described in the body of this Agreement and the attached Exhibit “A” (“Services”); and

WHEREAS, Hexter is a licensed certified public accountant and in the business of providing such Services, and desires to provide them to the Company; and

WHEREAS, Hexter has knowledge, contacts, skills and abilities that he intends to provide to the Company in this representation;

NOW, THEREFORE, in consideration of the terms, conditions and mutual promises contained herein, the Parties mutually agree as follows:

AGREEMENT

1.	Scope of Work.

a.	Hexter shall provide the Services according to the schedule and scope of work as set forth in Exhibit “A”, which is attached hereto and made a part of this Agreement by reference.

b.
Hexter agrees to furnish all labor, supervision, and services needed to complete his obligations under this Agreement. Hexter shall report and pay all taxes applicable to services that are furnished under this Agreement.

2.
Term. This Agreement shall commence on the Effective Date, and shall remain in effect for an initial three month term. At the end of the three month term, the term shall automatically be deemed renewed for up to three (3) sequential one month terms until terminated by either party or the award of an employment agreement for Hexter serving as the Chief Financial Officer of the Company. This Agreement may be terminated by the Company or by the Firm for any reason by providing 30 days’ prior written notice to the other party. In the event of such termination, Hexter shall continue to provide services during the 30-day period and the Compensation provided for under Section 3 shall continue to be paid until the end of the 30-day period.

3.	Compensation.

a.
The Company shall pay to Hexter compensation for services rendered hereunder at the rate of $150 per hour during the term of this Agreement. The parties presently anticipate that the first two months of the Term shall require 120 hours per month and the third month of the Term shall require 100 hours of Hexter’s time. Hexter shall maintain his billing records throughout the Term. The parties will discuss whether such estimate of hours is reasonably accurate at the end of 30 days. Upon execution of this Agreement, the Company shall pay an initial monthly retainer of $15,000, and on or about the thirtieth and sixtieth day of the Term an additional $15,000 monthly retainer shall be paid. The parties will “true up” the compensation actually paid and the hours actually billed at the end of the initial term (see 3(c) below).

b.	Travel time between Fort Worth, Texas and Wellington, Florida will be charged at the rate of four (4) hours each way, and Hexter is expected to work on Company business on the plane.

c.
At the end of the initial term, any hours billed in excess of 300 hours (the “Excess Hours”) shall be paid to Hexter in the form of: (i) cash (at $150 per hour) or, at the Company’s election (ii) fully-vested stock in the Company (“Stock”) (at $200 per hour based on the average closing price during the five days prior to the end of the term). During the initial term, cash compensation for the Excess Hours shall not exceed $15,000.

d.
During any renewal period, the Company shall pay a monthly retainer of $15,000. At the end of each renewal period, any hours billed in excess of 100 hours per month (the “Excess Hours”) shall be paid to Hexter in the form of: (i) cash (at $150 per hour) or, at the Company’s election (ii) fully-vested stock in the Company (“Stock”) (at $200 per hour based on the average closing price during the five days prior to the end of the term). During each renewal period, cash compensation for the Excess Hours shall not exceed $5,000 per month.

4.	Representations and Warranties by Hexter. Hexter hereby represents and warrants to Company that the following statements are true as of the date hereof:

a.	Hexter is experienced and knowledgeable in business and financial matters in general and is capable of evaluating the merits and risks of entering into this Agreement.

b.	Hexter recognizes that the Company is recently organized and involves a high degree of risk and is of a speculative nature.

c.
Hexter understands that neither this Agreement nor the ownership interests in the Company have been registered under the Securities Act of 1933 or any state securities laws in reliance upon exemptions therefrom, that the Company’s ownership interests may not be transferred unless it is registered under the Securities Act of 1933 and applicable state securities laws or unless an exemption from registration is available, and that no state or federal governmental authority has made any finding or determination relating to the fairness of the Company’s Stock and that no state or federal government authority has or will recommend or endorse the Stock.

d.
Hexter understands that the transferability of the Stock is restricted and that investors therein cannot expect to be readily able to transfer the Stock in case of emergency and that it may have to continue to bear the risk of holding the Stock for an indefinite period.

e.	Hexter has not been convicted of any felony or received any disciplinary action from any state licensing board during the prior ten years.

5.
Confidentiality. The Parties agree to keep confidential all confidential information that is generated or obtained in connection with or as a result of performing services under this Agreement, until the end of one (l) year following termination or completion of the terms of this Agreement. Notwithstanding the foregoing, the obligation to protect confidentiality shall not limit either Party’s right or obligation to disclose information as required by law or by any government authority. Hexter shall not, without the prior written consent of the Company, use the Company’s name in any advertising or promotional literature or publish any articles relating to the Company, this Agreement, or the Services and shall not otherwise refer to the retention of Hexter to render services hereunder.

6.	Relationship of Parties.

a.
It is understood and agreed that Hexter is an independent contractor with respect to the performance of each and every part of this Agreement. Hexter is solely responsible for the supervision, direction and control of his assistants (if any), and shall be solely responsible for all labor and expenses in connection therewith other than: (i) lodging in Fort Worth, Texas, (ii) coach airfare between Fort Worth, Texas and Wellington, Florida and (iii) ground transportation related to travel to and within Fort Worth, Texas. It is understood between the Parties that this is a contract for personal services, and that Hexter may not substitute any other individual or assign this Agreement to perform the Services, without the express written consent of the Company.

b.	The parties to this Agreement recognize that this Agreement does not create any actual or apparent agency, partnership, franchise, or relationship of employer and employee between the parties.

c.
Further, Hexter shall not be entitled to participate in any of the Company’s benefits, including without limitation any health or retirement plans. Hexter shall not be entitled to any remuneration, benefits, or expenses other than as specifically provided for in this Agreement.

d.
The Company shall not be liable for taxes, Worker’s Compensation unemployment insurance, employers’ liability, employer’s FlCA, social security, withholding tax, or other taxes or withholding for or on behalf of Hexter or any other person consulted or employed by Hexter in performing Services under this Agreement. All such costs shall be Hexter’s responsibility.

7.
Assignment. The Company may freely assign this Agreement, in whole or in part. Hexter may not, without the written consent of the Company, assign, subcontract, or delegate its obligations under this Agreement, except that Hexter may transfer the right only to receive any amounts which may be payable to it for performance under this Agreement, and then only after receipt by the Company of written notice of such assignment or transfer.

8.	Proprietary Rights.

a.
Hexter acknowledges that he has no right to or interest in his work or product resulting from the Services performed hereunder, or any of the documents, reports or other materials created by Hexter in connection with such Services, nor any right to or interest in any copyright therein. Hexter acknowledges that the Services and any products thereof (hereinafter referred to as the “Materials”) have been specially commissioned or ordered by the Company as “works made-for-hire” as that term is used in the Copyright Law of the United States, and that the Company is therefore to be deemed the author of and is the owner of all copyrights in and to such Materials.

b.
In the event that such Materials, or any portion thereof, are for any reason deemed not to have been works made-for-hire, Hexter hereby assigns to the Company any and all right, title, and interest Hexter may have in and to such Materials, including all copyrights, all publishing rights, and all rights to use, reproduce, and otherwise exploit the Materials in any and all formats or media and all channels, whether now known of hereafter created. Hexter agrees to execute such instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, and protect the Company’s ownership of such Materials, and all other rights, title, and interest therein.

c.
Notwithstanding the foregoing, the Company acknowledges that Hexter’s ability to carry out the work required is heavily dependent upon Hexter’s past experience in the industry and in providing similar services to others and they expect to continue such work in the future. Subject to the confidentiality provisions herein, generic information communicated to the Company in the course of this project either orally, in the form of presentations, or in documents that report such general industry knowledge is not subject to the terms of Sections 11(a) and (b) above.

9.	Warranty of Performance. Hexter represents and warrants that:

a.
The Services shall be performed in accordance with, and shall not violate, applicable laws, rules or regulations, and standards prevailing in the industry and Hexter shall obtain all permits or permissions required to comply with such laws, rules or regulations;

b.	The Materials shall be original, clear, and presentable in accordance with generally applicable standards in the industry;

c.
The Materials will not contain libelous, injurious, or unlawful material and will not violate or in any way infringe upon the personal or proprietary rights of third parties, including property, contractual, employment, trade secrets, proprietary information, and non-disclosure rights, or any trademark, copyright, or patent, nor will they contain any format, instruction, or information that is inaccurate or injurious to any person, computer system, or machine;

d.	Hexter has full power and authority to enter into and perform his obligations under this Agreement; and

e.	Hexter will perform the Services in accordance with the specifications established by the Company.

10.
Indemnification. Hexter agrees to indemnify and hold harmless the Company, its managers, its officers, directors, agents and employees, and the Company’s affiliates and their partners, managers, directors, agents and employees from and against all expenses, claims, demands, costs, causes of action, damages and expenditures (including reasonable attorney’s fees) arising out of Hexter’s gross negligence or willful misconduct in the performance of the Services for the Company. Company will indemnify and hold harmless Hexter from and against all expenses, claims, demands, cost, causes of action, damages and expenditures (including reasonable attorney’s fees) arising out of the Company’s acts or omissions. The Company shall obtain and maintain a D&O insurance policy which covers Hexter.

11.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without application of its conflict of laws principles. Venue for any dispute shall be in Tarrant County, Texas.

12.	Amendment. No amendment or modification of this Agreement shall be effective unless set forth in writing and signed by both Parties.

13.	Entire Agreement. This Agreement sets forth the full and complete understanding of the Parties, and supersedes all prior agreements, whether made orally or in writing.

14.	Execution. This Agreement may be executed by facsimile in multiple counterparts, each of which shall together constitute one and the same instrument.

15.
Severability. In the event that any clause or provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such clause shall be deemed severed from this Agreement and the balance of the clause or provision shall be given full force and effect. In the event that any portion of the covenant in the following Section is found by a court of competent jurisdiction to be excessively broad in terms of geographic coverage, duration or scope or otherwise, then such provision shall be deemed modified to conform to the broadest interpretation consistent with applicable law in order to protect the Company from economic harm caused Hexter.

16.	Review by Counsel. Hexter confirms that he has had full and fair opportunity to review this Agreement with his legal counsel and discuss the terms hereof with such counsel and the Company.

17.
Employment Agreement. The parties acknowledge that they may consider entering into an employment agreement for a full-time CFO position upon the conclusion of the term hereof. No assurances of such employment arrangement are made by either party as of the date hereof, given the pending merger transaction and other business variables. However, the parties agree to continuously update each other on the business conditions necessary to execute a CFO employment agreement.

18.
Attorney’s Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

FUSE MEDICAL, INC.

By:	/s/ Alan Meeker
Alan Meeker, CEO

DAVID A. HEXTER, CPA, P.A.
For the Firm

By:	/s/ David Hexter
David Hexter

EXHIBIT A: SERVICES

Accounting services relating to:

(i)
the Company’s merger with Golf Rounds.com, Inc. and preparation of financial statements of the Company relating to said merger and being the Company’s liaison with the auditors working on the transaction,

(ii)	financial portions of the SEC filings that shall be required in connection with the merger,

(iii)	the Company’s year end financial reporting requirements,

(iv)	due diligence regarding potential mergers and acquisitions, and

(v)	supervision of all financial aspects of the Company and future subsidiaries.

Hexter shall work from the Company’s office as agreed between the parties.